Exhibit 99.1

AITX’s RAD Accelerates Expansion With 20% Growth of Channel Partners Over Six Months

Strengthening Market Penetration Through 14 New Strategic Partners

Detroit, Michigan, June 25, 2024 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), is proud to announce continued significant expansion of its distribution channel. RAD announces that over the past six months it has successfully expanded its distribution channel partners by 20%, further solidifying its access to clients, and positioning itself as a leader in the AI-driven security solutions market.

Troy McCanna, Senior VP of Revenue Operations at RAD stated, “The expansion of our distribution network is a clear indicator of the trust and confidence our partners have in RAD’s technology. This 20% increase in channel partners will allow us to reach even more customers and provide them with the security solutions they need to protect their assets and people.”

“Each of our channel partners brings a unique set of clients and immediate opportunities to RAD,” said Mark Folmer, CPP, PSP, FSyI, President of RAD. “Their diverse portfolios and strong relationships within their respective markets are invaluable. We are excited about the potential each partnership holds and are confident that together, we can deliver unparalleled security solutions to a wider audience.”

When introducing RAD solutions to potential clients, new RAD channel partners frequently need to obtain a demonstration unit. McCanna explained, “Most new dealers opt for the ROSA system, which is RAD’s most popular offering. It showcases seamlessly, emphasizing RAD’s distinctive ‘security-in-a-box’ convenience.”

With the addition of these new channel partners, RAD’s distribution network has expanded to 83, covering the US, Canada, and the European Union.

ROSA™ is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD has published six Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at retail centers, hospital campuses, multi-family communities, car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M, RAD-R, and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume or becoming cash flow positive. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz